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                                                                    Exhibit 23.1

The Board of Directors
Dauphin Deposit Corporation

We consent to the incorporation by reference in the Registration Statement
(No. 333-22871) on Form S-4 of First Maryland Bancorp of our report dated January 21, 1997, with respect to the consolidated balance sheets of Dauphin Deposit Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of First Maryland Bancorp dated May 21, 1997. Our report dated January 21, 1997 contains an explanatory paragraph that states that the Company changed its method of accounting for mortgage servicing rights and long-lived assets to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65, on January 1, 1995 and No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, on January 1, 1996.

                                                KPMG PEAT MARWICK LLP


Harrisburg, Pennsylvania
May 21, 1997